EXHIBIT 10.1

TOTAL NUTRACEUTICAL SOLUTIONS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of October 28, 2011 by and between Marvin S. Hausman, MD (hereafter referred to as “HAUSMAN”), having a place of business at 80 Columbia Street, PO Box 910, Stevenson, WA 98648 and Total Nutraceutical Solutions, Inc. (hereafter referred to as “TNS” or “Corporation”) having a place of business at 80 Columbia Street, PO Box 910, Stevenson, WA 98648.

PRELIMINARY STATEMENT

The Corporation desires to employ HAUSMAN as Chief Executive Officer, and HAUSMAN wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement.  The Corporation and HAUSMAN also wish to enter into the other agreements set forth in this Agreement, all of which are related to HAUSMAN’s employment under this Agreement.

AGREEMENT

HAUSMAN and the Corporation therefore agree as follows:

1.

Term of Employment.  The Corporation hereby employs HAUSMAN and HAUSMAN hereby accepts employment with the Corporation for the period (the “Initial Term”) commencing on the date hereof (the “Commencement Date”), and ending on the first anniversary of the Commencement Date hereof or upon the earlier termination of the Initial Term pursuant to Section 6.  The Initial Term will be extended automatically for additional one-year periods (each, an “Additional Term,” together with the Initial Term, the “Term”), subject to the rights of the parties generally to terminate this Agreement in accordance with the provisions of Section 6(a).  The termination of the Term for any reason shall end HAUSMAN’ employment under this Agreement, but, except as otherwise set forth herein, shall not terminate HAUSMAN’ or the Corporation’s other agreements in this Agreement.

2.

Position and Duties.  Upon the commencement of the Initial Term, HAUSMAN shall serve as Chief Executive Officer and shall report to the Board.  HAUSMAN shall also hold such additional positions and titles as the Board of the Corporation may determine from time to time.   During the Term, HAUSMAN shall devote a majority of his time and attention to performing his duties as an employee of the Corporation, which include matters relating to the Corporation’s internal controls, finance, administration, investor relations, information technology, sales and marketing strategies, manufacturing of products, business strategies, and corporate opportunities.

3.

Compensation.

(a)

Base Salary.  The Corporation shall pay HAUSMAN a base salary, beginning on the Commencement Date and ending on the last day of the Initial Term, equal to $250,000 per annum for the Initial Term, and increasing by $50,000 per annum in each of the two following Additional Terms, payable semi-monthly on the Corporation’s regular pay cycle for professional employees.  During the Initial Term, HAUSMAN shall receive a total of $120,000 in cash with the balance of $130,000 paid in TNS common stock, options, and warrants as follows:

(i.)

Common Stock. The TNS common stock shall be issued in four equal installments with the first issuance to accrue on Commencement Date, the remaining three installments will be issued on the last day of the next three quarters, the number of shares issued shall equal $30,000 divided by the product of the Market Price times 65% (a discount applied for the illiquidity of the compensation being paid in common stock).  The Market Price shall be defined as the average closing price of the shares of common stock of TNS for the thirty trading days prior to the Commencement Date.

(ii.)

Option. On the Commencement Date HAUSMAN shall receive a 10 year non-statutory option (with cashless exercise provisions) under the 2010 Stock Incentive Plan to purchase TNS common stock at $0.047 per share and the number of shares issued shall equal $50,000 divided by the product of the Market Price times 65% (a discount applied for the illiquidity of the compensation being paid in Options) at an exercise price equal to the Market Price.  The options shall vest immediately.

(iii.)

Warrant. On the Commencement Date HAUSMAN shall receive a 10 year warrant (with cashless exercise provisions) to purchase TNS common stock at $0.036 per share and the number of shares issued shall equal $50,000 divided by the product of the Market Price times 65% (a discount applied for the illiquidity of the compensation being paid in Options) at an exercise price equal to the Market Price..

Following the Initial Term, the Board shall in accordance with its customary review of executive management compensation, review HAUSMAN’ base salary and make any adjustments the Board (or its Compensation Committee) feels are appropriate.

(b)

Other and Additional Compensation.

(i)

New Warrants.  To provide a meaningful retention incentive and align HAUSMAN interests more closely with the interests of the other TNS stock holders, HAUSMAN will receive a 10 year warrant (with cashless exercise provisions) to purchase 5,000,000 shares of common stock which (a) shall be exercisable at the Market Price and (b) shall vest in equal monthly installments (1/36th per month) over 36 months.

(ii)

Annual Bonus.  HAUSMAN may additionally receive an annual bonus at the discretion of the Corporation’s Board, based on HAUSMAN’ performance and the Corporation’s financial condition.

(iii)

Conversion of Accrued Accounts Payable.  Prior to the Commencement Date, the Corporation owed HAUSMAN roughly $230,000 in accrued consulting fees and $70,300 in accrued out-of-pocket expenses which will be repaid by the Corporation in TNS common stock.  The TNS common stock shall be issued on the Commencement Date and the number of shares issued shall equal  $300,300 divided by the product of the Market Price times 65%

(a discount applied for the illiquidity of the compensation being paid in common stock).

4.

Employee Benefits.  During the Term, HAUSMAN shall be entitled to the employee benefits generally made available to the Corporation’s executive officers, including four-weeks paid vacation (no more than 2 weeks per month) and all U.S. national holidays, participation in the Corporation’s 401(k) plan or other plans that may be made available from time to time to the Corporation’s executive officers.  Additionally, HAUSMAN shall receive family health and dental insurance benefits, when and if made available to executive officers.  As soon as reasonably practicable following the date hereof, the Corporation shall arrange for and maintain short-term and long-term disability policies for benefit of HAUSMAN in such amounts generally customary for similarly situated executive employees in the industry.  The Corporation shall indemnify HAUSMAN for his actions in the capacity as an officer and director of the Corporation and any of its subsidiaries to the full extent permitted by law and as provided in the Corporation’s Certificate of Incorporation and by-laws.

.

Expenses.  During the Term, the Corporation shall reimburse HAUSMAN in cash for his  out-of-pocket travel, entertainment and other business expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

5.

Termination; Non-Renewal.

(a)

General.  The Term shall end immediately upon HAUSMAN’ death, or upon termination for Cause, Disability or Good Reason, each as defined in Section 7.  Upon termination of the Term due to HAUSMAN’ death, all compensation due HAUSMAN under this Agreement will cease.  In all other cases, either HAUSMAN or the Corporation may terminate this Agreement upon sixty (60) days written notice.  The parties agree that the mere act to providing notice to the other party of termination shall not in any event be deemed to provide such other party the right to immediately terminate this Agreement.  The Corporation or HAUSMAN may elect not to renew this Agreement by giving no less than 60 days written notice prior the expiration of the Initial Term and no less than 90 days written notice prior to the expiration of any subsequent Term.  Upon the receipt of any notice of non-renewal as provided in this Section 6(a), HAUSMAN shall continue to be compensated in the manner set forth in this Agreement until the expiration of the applicable Term.

(b)

Notice of Termination - Generally.  Any termination by the Corporation of HAUSMAN’s employment hereunder shall be in writing and delivered to HAUSMAN at the address set forth herein or at such address kept in the records of the Corporation and shall specify the reasons for such termination.

(c)

Termination by the Corporation for Cause.  Any written notice of termination by the Corporation of HAUSMAN for Cause shall, to the extent determined by the CEO or the Board that the Cause is curable, allow HAUSMAN the opportunity to cure, but in any event no more than ten (10) days. Such notice of termination shall also state in reasonable detail the Board’s understanding of the facts leading to the determination of Cause.  Upon the Corporation’s final termination of the Term for Cause, all compensation due to HAUSMAN under this Agreement will cease. Moreover, any unvested and unexercised portions of the New Warrants or other stock option grants to HAUSMAN by the Corporation shall expire upon such termination.

(d)

Termination by the Corporation upon a Change of Control.  In the event that the Corporation terminates its relationship with HAUSMAN within one (1) year of a “Change of Control”, as defined in Section 7(c), other than for Cause, or if HAUSMAN terminates for Good Reason, HAUSMAN shall receive the following:

(i)

an amount equal to twelve (12) months of base salary for the then current Term (which is in addition to the base salary paid to HAUSMAN after the Corporation’s delivery of notice of termination pursuant to Section 6 and the actual date of termination); and

(ii)

the full vesting of the New Warrants and any other warrant or stock option grants to HAUSMAN by the Corporation; and

(iii)

Other Compensation (as defined in Section 9); and

(iv)

if the foregoing payments and benefits provided to HAUSMAN in Sections 6(d)(i) through (iii) above (the “Change of Control Payments”) are or become subject to the tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, the Corporation shall pay to HAUSMAN such amount (the “Gross-up Payment”) as may be necessary to place HAUSMAN in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to him pursuant to this paragraph 6(d) had been subject to the Excise Tax.

For the avoidance of doubt, HAUSMAN shall be entitled to the foregoing benefits once notice of termination is given by the Corporation pursuant to this Section 6(d), regardless of his subsequent Death or Disability.

(e)

Termination by HAUSMAN upon Good Reason.  In the event HAUSMAN terminates his relationship with the Corporation for “Good Reason” as defined in Section 7, within six (6) months of the occurrence of the event which established the “Good Reason,” or for “Good Reason” within six (6) months  of a Change of Control, HAUSMAN shall receive an amount equal to twelve (12) months of base salary for the then current Term (which is in addition to the base salary paid to HAUSMAN after the Corporation’s delivery of notice of termination pursuant to Section 6 and the actual date of termination).  HAUSMAN shall provide prior written notice to the Corporation of his termination pursuant to this Section 6(f), and such notice shall describe the particular “Good Reason(s)” at issue.

(f)

Release.  The obligation of the Corporation to make any payments or provide any benefits to HAUSMAN under this Section 6 shall be subject to HAUSMAN signing and not revoking a release of all claims in reasonable form provided to HAUSMAN by the Corporation.

7.

Definitions.

(a)

"Cause" Defined.  “Cause” means () willful malfeasance or willful misconduct by HAUSMAN in connection with his employment; () HAUSMAN’ gross negligence in performing any of his duties under this Agreement; () HAUSMAN’ conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) HAUSMAN’ habitual drunkenness or use or possession of illegal drugs while performing his duties under this Agreement or excessive absenteeism not related to illness; (v) HAUSMAN’ material breach of any written policy applicable to all employees adopted by the Corporation; or (vi) material breach by HAUSMAN of any of his agreements in this Agreement.

(b)

“Disability” Defined.  “Disability” shall mean HAUSMAN’ incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period).  During a period of Disability,

HAUSMAN shall continue to receive his base salary hereunder, provided that if the Corporation provides HAUSMAN with disability insurance coverage, payments of HAUSMAN’ base salary shall be reduced by the amount of any disability insurance payments received by HAUSMAN due to such coverage.  Upon termination, after the end of the period of Disability, all compensation due HAUSMAN under this Agreement shall cease.

(c)

“Change of Control” Defined.  “Change of Control” shall mean the occurrence of any one or more of the following events:

(i)

An acquisition (whether directly from the Corporation or otherwise) of any voting securities of the Corporation (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Corporation’s then outstanding Voting Securities.

(ii)

The individuals who, as of the Commencement Date, are members of the Board (the “Incumbent Board”). Cease for any reason to constitute at least fifty-one percent (51%) of the board: or

(iii)

Approval by the Board and, if required, stockholders of the Corporation of, or execution by the Corporation of any agreement with respect to, or the consummation of (it being understood that the mere execution of a term sheet, memorandum of understanding or other non-binding document shall not constitute a Change of Control):

(A)

A merger, consolidation or reorganization involving the Corporation, where either or both of the events described in Section 7(c)(i) or 7(c)(ii) would be the result;

(B)

A liquidation or dissolution of or appointment of a receiver, rehabilitator, conservator or similar person for, the Corporation; or

(C)

An agreement for the sale or other disposition of all or substantially all of the assets of the Corporation to any Person (other than a transfer to a subsidiary of the Corporation).

Notwithstanding anything contained in this Agreement to the contrary, if HAUSMAN’ employment is terminated prior to a Change in Control and HAUSMAN reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to HAUSMAN shall mean the date immediately prior to the date of such termination of HAUSMAN’ employment.

(d)

“Good Reason” Defined.  “Good Reason” shall mean the occurrence, whether or not after a Change in Control, of any of the events or conditions described below:

(i)

 a change in HAUSMAN’ status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from his status, title, position or responsibilities as in effect immediately prior to such change; the assignment to HAUSMAN of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect immediately prior to such change; or any removal of HAUSMAN from any of such offices or positions (except in those cases where a change is either at the request of HAUSMAN, in connection with a general corporate restructuring of officer responsibilities, or a result of the promotion of HAUSMAN);

(ii)

the Corporation’s requiring HAUSMAN to be based at any place outside a 50-mile radius from Sherwood, Oregon except for required travel relating to the Corporation’s business;

(iv)

the failure by the Corporation to provide HAUSMAN with benefits, in the aggregate, at least equal (in terms of benefit levels) to those provided for under each employee benefit plan, program and practice in which HAUSMAN was participating at any time prior to such failure; or

(v)

any material breach by the Corporation of any provision of this Agreement which is not cured within ten (10) days after the receipt of written notice by the Corporation of a description of the breach.

8.

Payment Terms.  Payment of any amounts to which HAUSMAN shall be entitled pursuant to the provisions of Sections 6 and 7 shall be made no later than sixty (60) days following receipt of notice of termination or the event giving rise to such termination.  Any amounts payable pursuant to Sections 6 and 7 which are not made within the period specified in this Section 8 shall bear interest at a rate equal to the lesser of (i) the maximum interest rate allowable pursuant to applicable law or (ii) five points above the “prime rate” of interest as published from time-to-time in the Eastern Edition of the Wall Street Journal.

9.

Post-Termination Benefits.  The benefits hereunder shall be deemed the “Other Compensation” referenced in Section 6(d) and 6(e) hereof.  Except if HAUSMAN resigns without Good Reason (other than retirement on or after the age of 62), in the event HAUSMAN’s employment with the Corporation is terminated for any reason prior to the end of the Term, HAUSMAN and his dependents, if any, will continue to participate in any group health plan sponsored by the Corporation in which HAUSMAN was participating on the date of such termination, at a cost to HAUSMAN and his dependents equal to the amount charged by the Corporation to similarly situated employees while employed by the Corporation, for the remainder of the Initial Term or, if termination occurs within an Additional Term, for the remainder of such Additional Term.  Thereafter, HAUSMAN and his dependents, if any, shall be entitled to elect to continue such health coverage, at a cost to HAUSMAN and his dependents equal to the amount paid by the Corporation for similarly situated employees while employed by the Corporation, for the longest period of time permitted by the agents of the Corporation who arrange for such health coverage, with such period to last at least twelve (12) months from the date of termination.  Upon termination for any reason, in addition to any payments to which HAUSMAN may be entitled upon termination of his Employment pursuant to any provision of this Agreement, HAUSMAN shall be entitled to any benefits under any pension, supplemental pension, savings, or other employee benefit plan (other than life insurance) in which HAUSMAN was participating on the date of any such termination.

10.

Confidentiality.

(a)

"Corporation Information" Defined.  "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

(b)

Confidentiality.  HAUSMAN hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money.  HAUSMAN therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board.  In the event that HAUSMAN is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, HAUSMAN will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement.  If disclosure of any of the Corporation Information is required, HAUSMAN may furnish the material so required to be furnished, but HAUSMAN will furnish only that portion of the Corporation Information that legally is required.

11.

Successors and Assigns.

(a)

The Employee.  This Agreement is a personal contract, and the rights and interests that the Agreement accords to HAUSMAN may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him.  All rights and benefits of HAUSMAN shall be for the sole personal benefit of HAUSMAN, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against HAUSMAN.  Except as so provided, this Agreement shall inure to the benefit of and be binding upon HAUSMAN and his personal representatives, distributees and legatees.

(b)

The Corporation.  This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and its successors and assigns.

(c)

In the event of any dispute between HAUSMAN and the Corporation relating to this Agreement which follows a Change of Control, the Corporation will pay all reasonable legal expenses incurred by HAUSMAN in connection with such dispute unless an arbitrator or a court of competent jurisdiction determines that the facts surrounding such dispute originates from events that occurred prior to the Change of Control.

12.

Entire Agreement.  This Agreement, together with the Initial Option Grant, represents the entire agreement between the parties concerning HAUSMAN’ employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between HAUSMAN and the Corporation relating to the subject matter of this Agreement.

13.

Amendment or Modification; Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by HAUSMAN and by a duly authorized officer of the Corporation.  No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

14.

Notices.  Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to HAUSMAN:

Marvin Hausman, MD

PO Box 910

80 Columbia Street

Stevenson, WA 98648

If to the Corporation:

Total Nutraceutical Solutions, Inc.

PO Box 910

80 Columbia Street

Stevenson, WA 98648

with a copy to:

Michael Espey, Esq.

318 18th Avenue East

Seattle, WA 98112

Attention: Michael Espey, Esq.

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

15.

Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law.  If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and HAUSMAN that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

16.

Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.

Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

18.

Withholding Taxes.  All salary, benefits, reimbursements and any other payments to HAUSMAN under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

19.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

20.

Applicable Law; Jurisdiction.  The laws of the State of Washington shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law.  Any suit, action or proceeding against HAUSMAN with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of Washington, as the Corporation may elect in its sole discretion, and HAUSMAN hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

EMPLOYEE		TOTAL NUTRACEUTICAL SOLUTIONS.

BY:	/s/ Marvin S. Hausman, M.D.	BY:	/s/ Philip Sobol, M.D.
	Marvin Hausman, M.D.		Philip Sobol, MD Board Member

DATE:	________________	DATE:	________________